Exhibits 5.1 and 23.1

May 29, 2026

Porter Wright Morris & Arthur LLP 41 South High Street Suites 2800-3200 Columbus, OH 43215 Telephone: 614.227.2000 Fax: 614.227.2100 Toll free: 800.533.2794 www.porterwright.com

Northwest Bancshares, Inc.

3 Easton Oval, Suite 500

Columbus, OH 43219

Ladies and Gentlemen:

With respect to the Registration Statement on Form S-8 (the “Registration Statement”) being filed with the Securities and Exchange Commission by Northwest Bancshares, Inc., a Maryland corporation (the “Company”), under the Securities Act of 1933, as amended, relating to the registration of 4,000,000 shares of common stock, $0.01 par value per share, of the Company (the “Shares”) to be issued pursuant to the Northwest Bancshares, Inc. 2026 Equity Incentive Plan (the “Plan”), we advise you as follows:

We are counsel for the Company and have participated in the preparation of the Registration Statement. We have reviewed the Company’s Amended and Restated Articles of Incorporation, as amended, the corporate actions taken to date in connection with the Registration Statement and the registration of the Shares, and such other documents and authorities as we deem relevant for the purpose of this opinion.

Based upon the foregoing and in reliance thereon, we are of the opinion that when the Shares shall have been issued and paid for in accordance with the provisions of the Plan, those Shares will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited solely to: (i) the federal laws of the United States of America; and (ii) the Maryland General Corporation Law (including the statutory provisions and all applicable provisions of the Maryland Constitution and the reported judicial cases interpreting those laws), in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinions expressed herein. Our opinions are limited to those expressly set forth herein, and we express no opinions by implication.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur that could affect the opinions contained herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Porter Wright Morris & Arthur LLP

PORTER WRIGHT MORRIS & ARTHUR LLP